                                                                      EXHIBIT 99


                   MEDIA RELATIONS - TOM HERRMANN
                   (480) 754-2202

                   INVESTOR RELATIONS - STEPHEN D. BLUM
                   (480) 754-5040


          DIAL REPORTS STRONG FOURTH QUARTER AND FULL-YEAR 2001 RESULTS


SCOTTSDALE, ARIZ., JANUARY 24, 2002 - The Dial Corporation (NYSE:DL) today announced its results for the fourth quarter and full-year 2001 and commented on the Company's outlook for fiscal 2002.

FOURTH QUARTER RESULTS

         For the fourth quarter ended December 31, 2001, net income from continuing operations nearly doubled to $25.3 million, or $0.27 per share (diluted), versus net income from continuing operations in the year-ago fourth quarter of $12.7 million or $0.14 per share (diluted), before special charges. Comparative numbers in the previous year showed a net loss in the fourth quarter of 2000 of $7.5 million, or $0.08 per share (diluted), which included after-tax special charges of approximately $15.5 million, or $0.17 per share (diluted), and a net loss of approximately $4.7 million, or $0.05 per share (diluted), from the discontinued Specialty Personal Care (SPC) business.


                                     (more)

         Reported net sales in the fourth quarter of 2001 rose 6.2 percent to $426.6 million, from last year's fourth quarter sales of $401.8 million. In the beginning of 2001, the Company lowered some of its trade allowances and list prices for certain Personal Care and Laundry Care products. Because these adjustments offset one another, they had no impact on net income. However, in the fourth quarter these adjustments reduced both reported SG&A expenses and reported sales by $10.7 million and resulted in higher operating margins. Sales excluding the list price adjustment, were up 8.8 percent compared to the year ago period.

         Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer, said: "The quarter capped a year of renewal and meaningful growth for Dial. Under our new management structure and through the hard work of all Dial employees, we've taken steps to build our core brands and deliver improved profitability, and we are delighted these actions resulted in our strong performance for the quarter."

         Mr. Baum continued, "Our domestic businesses, for the most part, achieved good fourth quarter results compared to last year. Personal Cleansing generated sales growth of 8.4 percent with particularly strong results for body washes and liquid hand soap in the Mass, Club and Dollar channels. Laundry Care posted very strong reported sales, increasing 18.8 percent, driven by excellent sales of Purex liquid across all channels. Sales of our Food Products business increased 7.7 percent, outpacing the category on strong sales of Vienna sausage, particularly in Mass and Club channels. Reported sales for our Air Freshener business were off 1.5 percent primarily due to continued weakness in candles and a disappointing re-launch of Fresh Gels; however, our best-selling Adjustable air freshener line continued to show strength."


                                     (more)

         Mr. Baum added, "Internationally, sales fell 13.8 percent from last year's fourth quarter due primarily to an 18.3 percent sales decline in Argentina, where economic turmoil disrupted sales. Elsewhere, a 20.7 percent increase in Canada sales (despite currency weakness) was offset by softness in Mexico where we've restructured Dial's in-country business moving to a licensing arrangement with our Mexican distributor."

         Gross margin in the fourth quarter of 2001 improved 310 basis points to
51.5 percent, excluding special charges taken in the fourth quarter of 2000. The improvement in gross margin resulted primarily from lower delivered product costs associated with higher sales volume, lower raw material costs and a more even distribution of sales within the quarter. Gross margin without the previously discussed adjustment to trade allowances and list prices would have been 52.7 percent, an improvement of 430 basis points compared to the fourth quarter of last year.

         Cash flow from operations for the fourth quarter of 2001 was $75.5 million, an increase of $17.1 million, or 29.3 percent, over cash flow in the fourth quarter of 2000, adjusted for SPC as a discontinued operation. This improvement resulted from increased earnings, the realization of income tax benefits in 2001 and strong working capital management.

FULL YEAR RESULTS

         Net income from continuing operations, excluding special charges, for the twelve months ended December 31, 2001, was $79.4 million, or $0.86 per share (diluted), up 29.7 percent from income from continuing operations, before special charges, of $61.2 million or $0.66 per share (diluted) in the year-ago period. Including the $198.4 million loss from the sale of SPC and other one-time charges, the Company reported a net loss for the twelve months of 2001 of $1.45 per share (diluted) or $132.3 million, compared to a net loss for the year 2000 of $11.0 million or $0.12 per share (diluted).


                                     (more)

         Net sales for the twelve months of 2001 were up 9.3 percent to $1,663.3 million compared to $1,522.3 million in 2000. Without the previously disclosed adjustments of trade allowances and list prices for certain Laundry Care and Personal Care products, net sales in the twelve months of 2001 would have increased 11.9 percent. The increase in sales in 2001 included $44.2 million of incremental sales from acquisitions made in the second quarter of last year.

         For 2001, cash flow from operations was $159.4 million, an increase of $33.8 million, or 26.9 percent above year ago. The increase in cash flow from operations in 2001 resulted from the significant increase in income from continuing operations, tax benefits from a loss in 2000 as well as from the loss on the sale of SPC in 2001, and strong working capital management. Improved cash flow from operations, combined with the proceeds from divested businesses, allowed the Company to reduce outstanding debt by $149.7 million during the year, from $595.0 million at December 31, 2000 to $445.3 million at December 31, 2001. In addition, the Company's cash on hand increased from $6.7 million at December 31, 2000 to $29.4 million at December 31, 2001.

2002 ACCOUNTING CHANGES

         Beginning in January 2002, the Company adopted the Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets." Under this statement, goodwill and indefinite lived intangible assets will no longer be amortized but will be subject to annual impairment tests in accordance with the new standard. The Company recorded $9.9 million of pre-tax or $7.6 million after-tax ($0.08 per share) goodwill amortization expense in 2001, which will cease in 2002.


                                     (more)

         The Company also adopted in January 2002, the FASB's Emerging Issues Task Force (EITF), Issues No. 00-14, "Accounting for Certain Sales Incentives" and EITF 00-25, "Vendor Income Statement Characterization of Consideration Paid to A Reseller of the Vendor's Products." These issues require the Company to reclassify certain marketing expenses as a reduction of sales. The approximate effect of these reclassifications on 2001 would be to decrease sales by $393.2 million, decrease selling, general and administrative expense by $403.3 million and increase cost of product sold by $10.1 million. These reclassifications would accordingly decrease gross margin to 34.1 percent from 50.3 percent and increase operating margin to 13.3 percent from 10.2 percent, excluding special charges. These reclassifications will not impact net income.

ARGENTINA

         Sales in Argentina were approximately $140.1 million or 8.4 percent of total Company sales in 2001. Sales in 2002 are expected to be adversely impacted by the recent currency devaluation and deteriorating economic conditions. Contingency planning is in place in the form of aggressive cuts in manufacturing, marketing, and administrative expenses to limit Argentina's impact on earnings and its bottom line. In the fourth quarter of 2001, the Company recorded a currency translation adjustment of $62.2 million on net assets reflecting a 37.9 per cent currency devaluation of the Argentina Peso. This non-cash adjustment did not have a material impact on net income but did reduce stockholders' equity. As previously mentioned, in 2002 the Company adopted the Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets." FASB No. 142 establishes a new method of testing goodwill for impairment that is required to be applied at the beginning of fiscal year 2002. Although the


                                     (more)

Company is still reviewing the provisions of this statement, it is likely that the Company will record a goodwill impairment charge for Argentina. Although the amount of the charge is not yet known, the goodwill balance related to the Argentina business at December 31, 2001 was $44.7 million.

2002 OUTLOOK

         The Company said it currently expects 2002 earnings per share to be in the range of $1.01 to $1.04, including the adjustment from the change in accounting for goodwill. Earnings per share in the first quarter of 2002 currently are expected to be in the range of $0.17 to $0.18. Sales in 2002 for the Company's four core businesses currently are expected to rise in the 2 to 3 percent range; although total sales for the Company in 2002 are expected to decline approximately 1 to 2 percent primarily due to lower sales in Argentina as a result of the currency devaluation and the restructuring in Mexico. Excluding the impact of EITF Issues Nos. 00-14 and 00-25, total Company operating margin is expected to improve 150 to 200 basis points primarily due to improved gross margins resulting from the previously announced closure of three plants and the change in accounting for goodwill. The tax rate in 2002 will increase approximately 100 basis points as a result of a reduction in foreign tax benefits.

         "In 2002, we expect to continue our strong focus on brand building, through internal innovation and growth in most of our core businesses. At the same time, we remain committed to improving efficiencies and eliminating unnecessary costs. We look forward to building on the progress we achieved in 2001, as we continue to leverage our strong brands to drive our financial results and increase shareholder value," Mr. Baum concluded.


                                     (more)

         The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.

         Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations (1) that aggressive cuts in Argentina will limit the earnings impact of the current economic crisis in Argentina; (2) concerning the expected goodwill impairment charge related to Argentina; and (3) for earnings per share, sales, operating margin, gross margin and tax rate in 2002, all under the heading "2002 Outlook."

         Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) there is a further devaluation of the Argentine Peso or economic conditions in Argentina continue to deteriorate, (2) economic conditions in the U.S. deteriorate resulting in lower sales, (3) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (4) efforts to reduce costs are unsuccessful or do not yield anticipated savings, including the cost cutting and restructuring efforts in Argentina, (5) new products are unsuccessful or do not produce the sales anticipated, (6) there are increases in raw material, petroleum, natural gas and/or energy, (7) the Company does not achieve the benefits anticipated


                                     (more)
from steps being taken to try to improve operations and financial results, including the special charges taken in the third quarter of 2001 relating to plant consolidations and/or closing in the U.S., Argentina and Mexico, or (8) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including reduced purchases resulting from financial difficulties being experienced by K Mart. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

         Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

         Management will host a LIVE CONFERENCE CALL and REAL-TIME WEB CAST today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's fourth quarter results and outlook for the balance of fiscal 2001.

         Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial
(952) 556-2833. The web cast may be accessed at http://investor.info.dialcorp.com. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (703) 326-3020 and entering Code 5769610.


                                       ###

                               THE DIAL CORPORATION
                               Summary of Operations


                                                                                   In millions, except for per share data
                                                                                  Unaudited
                                                                                QUARTER ENDED               TWELVE MONTHS ENDED
                                                                         ---------------------------    ---------------------------
                                                                         DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                                             2001            2000           2001            2000
                                                                         -----------     -----------    -----------     -----------
Net Sales                                                                $     426.6     $     401.8    $   1,663.3     $   1,522.3
                                                                         -----------     -----------    -----------     -----------

Costs and expenses:

        Cost of products sold                                                  206.7           207.2          826.6           771.2

        Asset write-downs and discontinued product
           inventories as a result of restructuring                             (0.5)            0.7           10.4            10.5
                                                                         -----------     -----------    -----------     -----------

                                                                               206.2           207.9          837.0           781.7


        Selling, general and administrative expenses                           170.2           162.9          667.5           603.6

        Restructuring charges and other asset writedowns                        (0.1)            0.2            0.3             7.4
                                                                         -----------     -----------    -----------     -----------

                                                                               170.1           163.1          667.8           611.0


                                                                         -----------     -----------    -----------     -----------
        Total costs and expenses                                               376.3           371.0        1,504.8         1,392.7

Operating income                                                                50.3            30.8          158.5           129.6

        Interest and accretion expense                                         (10.2)          (14.5)         (48.0)          (50.3)

        Net earnings (loss) of joint venture                                      --           (19.6)           3.0           (37.6)

        Other income (charge)                                                     --            (2.0)            --             9.2

                                                                         -----------     -----------    -----------     -----------
Income (loss) from continuing operations before income taxes                    40.1            (5.3)         113.5            50.9

        Income taxes (benefit) from continuing operations                       14.8            (2.5)          43.7            16.6
                                                                         -----------     -----------    -----------     -----------

Income (loss) from continuing operations                                        25.3            (2.8)          69.8            34.3

Discontinued operations

        Loss from operations of discontinued SPC segment, net of tax              --            (4.7)          (3.7)          (45.3)

        Loss on disposal of discontinued SPC segment of, net of tax               --              --         (198.4)             --
                                                                         -----------     -----------    -----------     -----------

        Total loss from discontinued operations                                   --            (4.7)        (202.1)          (45.3)
                                                                         -----------     -----------    -----------     -----------

Net income (loss)                                                        $      25.3     $      (7.5)   $    (132.3)    $     (11.0)
                                                                         ===========     ===========    ===========     ===========


Basic net income (loss) per common share:

        Income (loss) from continuing operations                         $      0.28     $     (0.03)   $      0.76     $      0.37

        Loss from discontinued operations                                         --           (0.05)         (2.21)          (0.49)
                                                                         -----------     -----------    -----------     -----------

        Basic net income (loss) per common share                         $      0.28     $     (0.08)   $     (1.45)    $     (0.12)
                                                                         ===========     ===========    ===========     ===========


Diluted net income (loss) per common share:

        Income (loss) from continuing operations                         $      0.27     $     (0.03)   $      0.76     $      0.37

        Loss from discontinued operations                                         --           (0.05)         (2.21)          (0.49)
                                                                         -----------     -----------    -----------     -----------

        Diluted net income (loss) per common share                       $      0.27     $     (0.08)   $     (1.45)    $     (0.12)
                                                                         ===========     ===========    ===========     ===========


Basic shares outstanding                                                        91.7            91.2           91.5            92.2

Common share equivalents                                                         1.5             0.0            0.0             0.0
                                                                         -----------     -----------    -----------     -----------

Diluted shares outstanding                                                      93.2            91.2           91.5            92.2
                                                                         ===========     ===========    ===========     ===========

                              THE DIAL CORPORATION

                             CONDENSED BALANCE SHEET

                                                            In millions
                                                    ---------------------------
                                                    DECEMBER 31,    DECEMBER 31,
                                                        2001            2000
                                                    -----------     -----------
ASSETS
Current assets                                      $     299.0     $     388.5
Non-current assets                                        725.1         1,004.2
                                                    -----------     -----------

     Total assets                                   $   1,024.1     $   1,392.7
                                                    ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $     250.6     $     405.6
Long-term liabilities                                     691.6           693.2
Stockholders' equity                                       81.9           293.9
                                                    -----------     -----------

     Total liabilities and stockholders' equity     $   1,024.1     $   1,392.7
                                                    ===========     ===========

                     CONDENSED STATEMENT OF CASH FLOWS

                                                                                             In millions
                                                                             Unaudited
                                                                           QUARTER ENDED                   TWELVE MONTHS ENDED
                                                                    ----------------------------      ----------------------------
                                                                    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                       2001             2000             2001             2000
                                                                    -----------      -----------      -----------      -----------
Net cash provided by operations                                     $      75.5      $      58.4      $     159.4      $     125.6

Net cash provided (used) by investing activities                          (14.6)           (12.9)            24.4           (177.5)

Net cash provided (used) by financing activities:
        Net change in long-term and short-term borrowings                 (35.6)           (41.4)          (149.7)           233.9
        Common stock purchased for treasury                                  --              0.1               --            (83.1)
        Dividends paid and other                                           (2.3)            (3.9)           (11.2)           (24.9)
        Net change in receivables sold                                       --               --               --            (73.2)
                                                                    -----------      -----------      -----------      -----------

Net cash provided (used) by financing activities                          (37.9)           (45.2)          (160.9)            52.7
                                                                    -----------      -----------      -----------      -----------

Effects of foreign currency exchange rates on cash balances                (0.2)              --             (0.2)              --
                                                                    -----------      -----------      -----------      -----------

Net increase in cash and cash equivalents                                  22.8              0.3             22.7              0.8
Cash and cash equivalents, beginning of year/period                         6.6              6.4              6.7              5.9
                                                                    -----------      -----------      -----------      -----------

Cash and cash equivalents, end of period                            $      29.4      $       6.7      $      29.4      $       6.7
                                                                    ===========      ===========      ===========      ===========

                              THE DIAL CORPORATION
                              SUMMARY OF NET SALES
                                    Unaudited


                                                                                             In millions
                                                                            QUARTER ENDED                 TWELVE MONTHS ENDED
                                                                    -----------------------------     -----------------------------
                                                                    DECEMBER 31,      DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                        2001             2000             2001              2000
                                                                    -----------       -----------     -----------       -----------
Personal Cleansing                                                  $     103.4       $      95.4     $     423.0       $     387.7
Laundry Care                                                              146.3             123.1           537.1             475.6
Air Fresheners                                                             58.4              59.3           228.8             216.5
Food Products                                                              57.4              53.3           211.3             197.0
                                                                    -----------       -----------     -----------       -----------
        Total Domestic Branded                                            365.5             331.1         1,400.2           1,276.8
International                                                              48.0              55.7           205.7             187.6
Commercial Markets & Other                                                 13.1              15.0            57.4              57.9
                                                                    -----------       -----------     -----------       -----------

Net sales reported                                                  $     426.6       $     401.8     $   1,663.3       $   1,522.3
                                                                    ===========       ===========     ===========       ===========




                 RECONCILIATION OF REPORTED NET INCOME (LOSS) TO
                       NET INCOME EXCLUDING ONE-TIME ITEMS
                                    Unaudited

                                                                               In millions, except per share data
                                                                            QUARTER ENDED                 TWELVE MONTHS ENDED
                                                                    -----------------------------     -----------------------------
                                                                    DECEMBER 31,      DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                        2001             2000             2001              2000
                                                                    -----------       -----------     -----------       -----------
Net income (loss) as reported                                       $      25.3       $      (7.5)    $    (132.3)      $     (11.0)
Add back one-time items, net of tax:
        Restructuring (gain) charges                                       (0.5)             14.3             9.6              34.1
        Special charge (gain)                                                --               1.2              --              (7.2)
        Discontinued operation                                               --               4.7           202.1              45.3
                                                                    -----------       -----------     -----------       -----------

Net income excluding one-time items                                 $      24.8       $      12.7     $      79.4       $      61.2
                                                                    ===========       ===========     ===========       ===========


Diluted net income per common share,
        excluding one-time items                                    $      0.27       $      0.14     $      0.86       $      0.66
                                                                    ===========       ===========     ===========       ===========